Exhibit 5.1

August 6, 2024

Inozyme Pharma, Inc.

321 Summer Street, Suite 400

Boston, Massachusetts 02210

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-275364) (the “Registration Statement”) filed by Inozyme Pharma, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 7, 2023, for the purpose of registering with the Commission under the Securities Act, among other things, shares of common stock, $0.0001 par value per share (the “Common Stock”), of the Registrant, all of which may be issued and sold by the Registrant from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $300,000,000, as set forth in the Registration Statement and the base prospectus contained therein (the “Base Prospectus”); and (ii) the prospectus supplement, dated August 6, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the issuance and sale from time to time by the Registrant of shares of Common Stock with an aggregate offering price of up to $23,750,000 (the “Shares”).

The Shares are to be issued and sold by the Registrant pursuant to an Open Market Sale AgreementSM, dated August 11, 2021 (the “Sales Agreement”), between the Registrant and Jefferies LLC. The Sales Agreement was filed with the Commission as Exhibit 1.2 to the Registration Statement on Form S-3 (File No. 333-258702) filed by the Registrant with the Commission on August 11, 2021. We are acting as counsel for the Registrant in connection with the issuance and sale by the Registrant of the Shares. We have examined a signed copy of the Registration Statement as filed with the Commission, including the exhibits thereto, and the Prospectus as filed with the Commission. We have also examined and relied upon the Sales Agreement, the minutes of meetings of the stockholders and the Board of Directors of the Registrant as provided to us by the Registrant, the Certificate of Incorporation and Bylaws of the Registrant, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We have relied as to certain matters on information obtained from public officials and officers of the Registrant, and we have assumed that (i) the Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable prospectus supplement; (ii) there will be sufficient shares of Common Stock authorized under the Certificate of Incorporation and not otherwise reserved for issuance; and (iii) at the time of the issuance and sale of the Shares, the Registrant will be validly existing as a corporation and in good standing under the laws of the State of Delaware.

We have assumed that there will not have occurred, prior to the date of issuance of the Shares, any change in law affecting the validity of such Shares and that at the time of the issuance and sale of the Shares, the Board of Directors of the Registrant (or any committee thereof acting pursuant to authority properly delegated to such committee by the Board of Directors) shall not have taken any action to rescind or otherwise reduce its prior authorization of the issuance of the Shares.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Registrant in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

By:	/s/ WILMER CUTLER PICKERING HALE AND DORR LLP
WILMER CUTLER PICKERING HALE AND DORR LLP